Exhibit 23.2
CONSENT OF INDEPENDENT AUDIT FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement (No. 333-158111) on Form S-11 of our reports as follows: the first of which is dated March 12, 2010, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2009, for Lacombe Medical Office Building; the second of which is dated April 7, 2010, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2009, for Center for Neurosurgery and Spine; the third of which is dated April 23, 2010, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2009, for the Parkway Medical Center; the fourth of which is dated April 29, 2010, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2009, for Highlands Ranch Medical Pavilion. We further consent to the reference to us under the heading “Experts” in the prospectus.
/s/  KMJ Corbin & Company LLP
KMJ Corbin & Company LLP
Costa Mesa, California
September 2, 2010